FILED PURSUANT TO RULE 433
1,500,000 DEPOSITARY SHARES	FILE NO. 333-192302
EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF 5.875% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES O $1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	1,500,000 depositary shares, each representing a 1/25th interest in a share of perpetual 5.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series O (the “Series O preferred stock”).

Ratings*:	Ba3 (stable outlook) / BB (negative outlook) / BB+ (stable outlook) / BBBL (stable outlook) (Moody’s / S&P / Fitch / DBRS).

Trade Date:	March 13, 2015.

Settlement Date:	March 20, 2015 (T+5 days).

Maturity:	Perpetual.

Liquidation Preference:	$25,000 per share of Series O preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,500,000,000.

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$1,477,500,000 (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding March 27, 2020 (the “fixed rate period”), at an annual rate of 5.875%, payable semiannually in arrears and on a noncumulative basis, on each March 27 and September 27, beginning September 27, 2015, and (ii) from and including March 27, 2020 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.059%, payable quarterly in arrears on each March 27, June 27, September 27 and December 27, beginning June 27, 2020, on a noncumulative basis. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

First Dividend Payment:	If declared, September 27, 2015.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period.

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series O preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after March 27, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	The depositary shares will not be listed on any exchange.

Voting Rights:	The holders of the Series O preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series O preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.
Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Banca IMI S.p.A. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC Natixis Securities Americas LLC RBS Securities Inc. UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:

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FILED PURSUANT TO RULE 433
1,500,000 DEPOSITARY SHARES	FILE NO. 333-192302
EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF
5.875% FIXED RATE/FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES O
$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

C.L. King & Associates, Inc.

CAVU Securities, LLC

CIBC World Markets Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Imperial Capital, LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Nykredit Bank A/S

PNC Capital Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Siebert Brandford Shank & Co., L.L.C.

SunTrust Robinson Humphrey, Inc.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Depositary Shares CUSIP/ISIN:	172967JK8 / US172967JK88

*Note:	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.

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